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                                                                      EXHIBIT 23

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS
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The Board Of Directors
PHAMIS, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-87798) on Form S-8 of PHAMIS Inc. of our report dated June 20, 1997 relating to the Statements of Net Assets Available for Benefits of PHAMIS Inc. Salary Savings and Deferral Plan as of December 31, 1996 and 1995, and the Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related supplementary schedules as of and for the year ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 11-K of PHAMIS Inc. Salary Savings and Deferral Plan.



/s/ KPMG Peat Marwick LLP
Seattle, Washington
June 27, 1997






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